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                                                                    EXHIBIT 4.31


                          OUTBOARD MARINE CORPORATION

                    CERTIFICATE OF THE POWERS, DESIGNATIONS,

                         PREFERENCES AND RIGHTS OF THE

                     SERIES D CONVERTIBLE PREFERRED STOCK,

                            PAR VALUE $.01 PER SHARE

             Pursuant to Section 151 of the General Corporation Law

                            of the State of Delaware


          The following resolution was duly adopted by the Board of Directors of Outboard Marine Corporation, a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, on July __, 2000, by the unanimous written consent of the Board of Directors of the Corporation:

          WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of shares of preferred stock, par value $.01 per share, of the Corporation, in one or more series with such voting powers, full or limited, or without voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in the Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning
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voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

          WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

          NOW, THEREFORE, BE IT RESOLVED:

          1. Designation and Number of Shares. There shall be hereby established a series of preferred stock designated as "Series D Convertible Preferred Stock" (such series being hereinafter referred to as the "Series D Preferred Stock"). The authorized number of shares of Series D Preferred Stock shall be 200,000. The initial liquidation preference of each share Series D Preferred Stock upon issuance shall be $100 per share (the "Initial Liquidation Preference"). As used herein, the "Liquidation Preference" of a share of Series C Preferred Stock shall be an amount equal to the Initial Liquidation Preference plus all amounts added thereto in accordance with Section 3(a) hereof.

          2. Rank. The Series D Preferred Stock shall, with respect to dividend distributions and distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, rank (i) on parity with the then outstanding shares of Parity Stock, and (ii) senior to all classes of common stock of the Corporation (including, without limitation, the common stock, par value $.01 per share, of the Corporation (the "Common Stock"), the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and to each other class or series of capital stock of the Corporation hereafter created other than Parity Stock (the Common Stock, the Series
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A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock
and each other class or series of capital stock of the Corporation other than the Parity Stock are hereinafter collectively referred to as the "Junior Stock")).

          3.  Dividends.

               (a) Beginning on the date of issuance of the Series D Preferred Stock, the holders of the outstanding shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, cash dividends on each share of Series D Preferred Stock at a quarterly rate equal to 3.75% of the then current Liquidation Preference, payable in arrears on each Dividend Payment Date commencing on the Initial Dividend Payment Date or the next succeeding Business Day, if the applicable Dividend Payment Date is not a Business Day. Notwithstanding the foregoing, the dividend payable on each share of Series D Preferred Stock with respect to the Initial Dividend Period shall be equal to the product of (i) 15% of the Initial Liquidation Preference multiplied by (ii) a fraction the numerator of which is the actual number of days from (and including) the Series D Preferred Stock Issue Date to (but excluding) the Dividend Payment Date with respect to the Initial Dividend Period, and the denominator of which is 365. If any dividend (or portion thereof) payable on any Dividend Payment Date is not declared or paid in full on such Dividend Payment Date, the amount of such dividend payable that is not paid on such date shall automatically be added to and cause to be increased the then applicable Liquidation Preference. Each distribution on the Series D Preferred Stock shall be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not less than ten (10) nor more than sixty
(60) days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors of the Corporation.
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               (b)  All dividends paid with respect to shares of Series D
Preferred Stock pursuant to Section 3(a) shall be paid pro rata and in like manner to all of the holders entitled thereto. No dividends or other distributions may be declared or paid or set apart for payment on the Series D Preferred Stock or any other Parity Stock, and no Parity Stock, including the Series D Preferred Stock, may be repurchased, exchanged, redeemed or otherwise acquired by the Corporation (other than upon conversion thereof in accordance with the terms of such Parity Stock), nor may funds be set apart for payment with respect thereto, unless such dividend, repurchase, exchange, redemption or other acquisition (other than upon conversion thereof in accordance with the terms of such Parity Stock) is applied pro rata and in a like manner to all outstanding shares of Parity Stock.

               (c) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors of the Corporation to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Series D Preferred Stock at any time.

               (d) Beginning on the Series D Preferred Stock Issue Date, if the Board of Directors of the Corporation shall declare a dividend or make any other distribution (including, without limitation, in cash or other property or assets) to holders of shares of Common Stock (other than (i) dividends payable in capital stock for which adjustment is made under Section 5(c)(i) or (ii) subscription rights or warrants for which an adjustment is made under Section 5(c)(ii)), then the holders of each share of Series D Preferred Stock shall be entitled to receive a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of shares of Common Stock for which such share of Series D Preferred Stock is convertible on the record date for such dividend or distribution. Any such amount shall be paid to
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the holders of shares of Series D Preferred Stock at the same time such dividend or distribution is made to holders of Common Stock. The foregoing notwithstanding, so long as any shares of the Series D Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any shares of Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any shares of Junior Stock, or make any distribution in respect thereof, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property unless prior to such declaration, payment and set apart, the holders of not less than 85% of the outstanding shares of Series D Preferred Stock shall have consented thereto in writing.

          4.  Liquidation, Dissolution or Winding Up.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Junior Stock, the holders of shares of Series D Preferred Stock shall be entitled to be paid an amount equal to the greater of (i) the Liquidation Preference, plus an amount in cash equal to the product of (x) 15% of the then current Liquidation Preference, and (y) a fraction, the numerator of which is the actual number of days from (and including) the most recent Dividend Payment Date to (but excluding) the date fixed for liquidation, dissolution or winding-up of the Corporation, and the denominator of which is 365, and (ii) the amount that the holders of shares of Series D Preferred Stock would be entitled to receive in connection with such liquidation, dissolution or winding up if all of the holders of the Series D Preferred Stock had converted their shares immediately prior to any
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relevant record date or payment in connection with such liquidation, dissolution or winding up, in either case, before any payment or distribution is made to any class or series of capital stock.

               (b) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of outstanding shares of Parity Stock, including, without limitations, outstanding shares of Series D Preferred Stock, shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of outstanding shares of Parity Stock, including, without limitations, outstanding shares of Series D Preferred Stock, shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

               (c) Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.

          5.  Conversion.

               (a) Stockholders' Right To Convert. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time, or from time to time, into fully paid and nonassessable shares of Common Stock at the Conversion Price. As used herein the "Conversion Price" shall be $6.25 per share, subject to adjustment as set forth in this Section 5.

               (b) Number of Shares of Common Stock Issuable upon Conversion. The number of shares of Common Stock to be issued upon conversion of shares of Series D Preferred Stock pursuant to Section 5(a) shall be equal to the product of (i) a fraction, the numerator of which
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is the then current Liquidation Preference and the denominator of which is the
Conversion Price, and (ii) the number of shares of Series D Preferred Stock to be converted.

               (c) Antidilution Adjustments. The Conversion Price shall be adjusted from time to time in certain cases as follows:

                    (i) Dividend, Subdivision, Combination or Reclassification of Common Stock. If the Corporation shall, at any time or from time to time, (a) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (b) subdivide the outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue any shares of its capital stock in a reclassification of the Common Stock (excluding any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then in each such case, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification and the number and kind of shares of capital stock issuable on such date shall be proportionately adjusted so that, in connection with a conversion after such date, the holder of the Series D Preferred Stock shall be entitled to receive the aggregate number and kind of shares of capital stock which, if the conversion had occurred immediately prior to such date, the holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If a dividend is declared and such dividend is not paid, the Conversion Price shall be adjusted to the Conversion Price in effect immediately prior to such record date.
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                    (ii)  Issuance of Rights to Purchase Common Stock Below
Current Market Price or Conversion Price. If the Corporation shall, at any time or from time to time, fix a record date for the issuance of rights or warrants to all holders of Common Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Stock or securities convertible into Common Stock at a price per share of Common Stock, or having a conversion price per share of Common Stock, if a security is convertible into Common Stock (determined by dividing (x) the sum of (A) the total consideration, if any, paid to the Corporation for such rights, warrants or other securities convertible into Common Stock, and (B) the total consideration payable to the Corporation upon exercise, conversion or exchange of such rights, warrants or other securities convertible into Common Stock (the sum of (A) and (B) being the "Conversion Consideration"), by (y) the total number of shares of Common Stock covered by such rights, warrants or other securities convertible into Common Stock), lower than either the Current Market Price per share of Common Stock on such record date (or, if an ex-dividend date has been established for such record date, on the day next preceding such ex-dividend date) or the then current Conversion Price, then the current Conversion Price shall be reduced to the price determined by multiplying (1) the Conversion Price in effect immediately prior to such record date by (2) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding on such record date, plus (II) the quotient obtained by dividing the Conversion Consideration by the Applicable Price, and the denominator of which shall be the sum of (I) the number of shares of Common Stock outstanding on such record date plus (II) the number of additional shares of Common Stock to be offered for subscription or purchase (or the total number of shares of Common Stock covered by such rights, warrants or other securities convertible into
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Common Stock). In case such price for subscription or purchase may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors of the Corporation and shall be that value which is agreed upon by at least 75% of the members thereof; provided, that if the holders of 25% of the shares of Series D Preferred Stock object to such valuation as determined by the Board of Directors within fifteen (15) days of receipt of written notice of such valuation or, if 75% of the members of the Board of Directors of the Corporation are unable to agree upon the value of such consideration, the value thereof shall be determined by an independent investment bank of nationally recognized stature that is selected by 75% of the members of the Board of Directors. Any such adjustment shall become effective immediately after the record date for such rights or warrants. Such adjustment shall be made successively whenever such a record date is fixed. If such rights or warrants are not so issued, the then current Conversion Price shall be adjusted to the Conversion Price in effect immediately prior to such record date. The determination of whether any adjustment is required under this Section 5(c)(ii) by reason of the sale and issuance of rights, options, warrants or convertible or exchangeable securities and the amount of such adjustment, if any, shall be made only at the time of such issuance or sale and not at the subsequent time of issuance or sale of Common Stock upon the exercise or conversion of such rights, warrant, options or convertible or exchangeable securities. Upon the expiration of any such options, warrants or rights, the termination of any such rights to convert or exchange or the expiration of any options, warrants or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, warrants, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock
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actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                    (iii) Issuance of Common Stock Below Current Market Price or Conversion Price. If the Corporation shall, at any time or from time to time, sell or issue shares of Common Stock (regardless of whether originally issued or from the Corporation's treasury), or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock (excluding (A) shares issued in any of the transactions described in Section 5(c)(i) or (ii), (B) shares of Common Stock issued upon conversion of any shares of Series A Preferred Stock, (C) shares of Common Stock issued upon the exercise of Common Stock purchase warrants issued pursuant to that certain Series A Preferred Stock and Warrant Purchase Agreement, dated January 28, 2000, among the Corporation, Quantum Industrial Partners LDC and Greenlake Holdings II LLC, (D) any shares of Series B Preferred Stock issued upon the conversion the Subordinated Notes issued under that certain
Subordinated Note and Warrant Purchase Agreement, dated May 2, 2000, among the Corporation, Quantum Industrial Partners LDC and Greenlake Holdings III LLC, (E) shares of Common Stock issued upon the conversion of any shares of Series B Preferred Stock, (F) shares of Common Stock issued upon exercise of Common Stock purchase warrants issued by the Corporation pursuant to that certain
Subordinated Note and Warrant Purchase Agreement, dated May 2, 2000, among the Corporation, Quantum Industrial Partners LDC and Greenlake Holdings III LLC, (G) shares of Common Stock issued upon the conversion of any shares of Series C Preferred Stock, (H) shares of Common Stock issued upon the exercise of Common Stock purchase warrants issued pursuant to that certain Preferred Stock and Warrant Purchase Agreement, dated May 31, 2000, among the Corporation, Quantum Industrial Partners LDC
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and Greenlake Holdings III LLC, (I) shares of Common Stock issued upon the conversion of any shares of Series D Preferred Stock, (J) Common Stock purchase warrants issued pursuant to that certain Preferred Stock and Warrant Purchase Agreement, dated July __, 2000, among the Corporation, Quantum Industrial Partners LDC and Greenlake Holdings V LLC, and the shares of Common Stock issuable upon the exercise of such warrants, and (K) options issuable pursuant to bona fide employee benefit plans or arrangements approved or adopted by the Corporation's Board of Directors, and the shares of Common Stock issuable on exercise of such options) at a price per share of Common Stock (determined, in the case of rights, options, warrants or convertible or exchangeable securities, by dividing (x) the total consideration received or receivable by the Corporation in consideration of the sale or issuance of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration payable to the Corporation upon exercise or conversion or exchange thereof, by
(y) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) lower than either the Current Market Price per share of Common Stock or the Conversion Price immediately prior to such sale or issuance, then the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding immediately prior to such sale or issuance, plus (II) the quotient obtained by dividing the aggregate consideration received (determined as provided below) for such sale or issuance by the Applicable Price, and the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such sale or issuance. Such adjustment shall be made successively whenever such sale or issuance is made. For the purposes of such adjustments, the shares of Common Stock which the
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holder of any such rights, options, warrants, or convertible or exchangeable securities shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such sale or issuance and the consideration "received" by the Corporation therefor shall be deemed to be the consideration actually received or receivable by the Corporation (plus any underwriting discounts or commissions in connection therewith) for such rights, options, warrants or convertible or exchangeable securities, plus the consideration stated in such rights, options, warrants or convertible or exchangeable securities to be payable to the Corporation for the shares of Common Stock covered thereby. If the Corporation shall sell or issue shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the "consideration" received or receivable by or payable to the Corporation for purposes of the first sentence and the immediately preceding sentence of this Section 5(c)(iii), the fair value of such property shall be determined in good faith by the Board of Directors of the Corporation and shall be the value which is agreed upon by at least 75% of the members thereof or if 75% of the members of the Board of Directors of the Corporation are unable to agree upon the value of such consideration, the value thereof shall be determined by an independent investment bank of nationally recognized stature that is selected by 75% of the members of the Board of Directors. The determination of whether any adjustment is required under this Section 5(c)(iii) by reason of the sale and issuance of rights, options, warrants or convertible or exchangeable securities and the amount of such adjustment, if any, shall be made only at the time of such issuance or sale and not at the subsequent time of issuance or sale of Common Stock upon the exercise or conversion of such rights, options, warrants or convertible or exchangeable securities. Upon the expiration of any such options, warrants or rights, the termination of any such rights to
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convert or exchange or the expiration of any options, warrants or rights related to such convertible or exchangeable securities, the then current Conversion Price, to the extent in any was affected by or computed using such options, warrants, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

               (d) De Minimis Adjustments. No adjustment of the then current Conversion Price shall be made if the amount of such adjustment would result in a change in the then current Conversion Price per share of less than $.10, but in such case any adjustment that would otherwise be required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which together with any adjustment so carried forward, would result in a change in the then current Conversion Price of at least $.10 per share. Notwithstanding the provisions of the first sentence of this Section 5(d), any adjustment postponed pursuant to this Section 5(d) shall be made no later than the earlier of (i) three years from the date of the transaction that would, but for the provisions of the first sentence of this Section 5(d), have required such adjustment and (ii) the date of any conversion of shares of Series D Preferred Stock into shares of Common Stock.

               (e) Fractional Shares. Notwithstanding any other provision of this Certificate of Designation or the Corporation's Certificate of Incorporation, the Corporation shall not be required to issue fractions of shares upon conversion of any shares of Series D Preferred Stock or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Corporation may pay therefore, at the time of any conversion of shares of Series D Preferred Stock
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as herein provided, an amount in cash equal to such fraction multiplied by the greater of the Current Market Price of a share of Common Stock on such date and the Conversion Price.

               (f) Reorganization, Reclassification, Merger and Sale of Assets Adjustment. If there occurs any capital reorganization or any reclassification of the Common Stock (other than a reorganization or reclassification that results in an adjustment pursuant to provisions of Section 5(c) hereof), the consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation of the Corporation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock) or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to another Person, then each share of Series D Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock upon such reorganization, reclassification, consolidation, merger, sale or conveyance (but only to the extent that a dividend or distribution with respect thereto was not or is not made pursuant to
Section 3(d) hereof), in respect of that number of shares of Common Stock into which such share of Series D Preferred Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation) shall be made to assure that the provisions set forth herein (including provisions with respect to changes in, and other adjustments of, the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series D Preferred Stock.
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               (g)  Mechanics of Conversion.  The option to convert shall be exercised by surrendering for such purpose to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Common Stock, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and at the time of such surrender, the Person in whose name any certificate for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

               (h) Certificate as to Adjustments. Whenever the Conversion Price and the number of shares of Common Stock issuable, or the securities or other property deliverable upon the conversion of the Series D Preferred Stock, shall be adjusted pursuant to the provisions hereof, the Corporation shall promptly give written notice thereof to each holder of shares of Series D Preferred Stock at such holder's address as it appears on the transfer books of the Corporation and shall forthwith file, at its principal executive office and with any transfer agent or agents for the Series D Preferred Stock and the Common Stock, a certificate, signed by the President or one of the Vice Presidents of the Corporation, and by its Chief Financial Officer, its Treasurer or one of its Assistant Treasurers, stating the adjusted Conversion Price, the number of shares of Common Stock issuable, or the securities or other property deliverable, per share of Series D Preferred Stock converted, calculated to the nearest one-tenth of one cent or to the nearest one-hundredth of a share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.
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               (i)  Reservation of Common Stock.  The Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of Series D Preferred Stock the maximum number of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Series D Preferred Stock and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series D Preferred Stock.

               (j) No Conversion Charge or Tax. The issuance and delivery of certificates for shares of Common Stock upon the conversion of shares of Series D Preferred Stock shall be made without charge to the holder of shares of Series D Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

          6.  Redemption.

               (a) Redemption Demand. Upon the demand of the holders of at least 75% of the outstanding shares of Parity Stock made in writing to the Corporation at any time after October 1, 2008 (a "Redemption Demand"), the Corporation shall be required to redeem (i) all of the shares of Series D Preferred Stock, at a redemption price per share equal to the Liquidation Preference per share plus an amount in cash equal to the product of (x) 15% of the then current Liquidation Preference, multiplied by (y) a fraction, the numerator of which is the actual number of days from (and including) the most recent Dividend Payment Date to (but excluding) the Redemption Date, and the denominator of which is 365 (the "Redemption Price"), and (ii) all of the
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outstanding shares of each other series of Parity Stock in accordance with the terms of such security, but only, in each case, to the extent that (A) funds are legally available therefor and (B) such redemption would not cause a default or event of default under any documents governing the Corporation's outstanding indebtedness or lines of credit. If at the time a Demand Notice is received by the Corporation funds are legally available to redeem some but not all of the outstanding shares of Parity Stock, including, without limitation, the shares of Series D Preferred Stock, then the Corporation shall redeem as many shares of Parity Stock, including, without limitation, the shares of Series D Preferred Stock, as its legally available funds permit.

               (b)  Redemption at Corporation's Option.  On and after the date on which fewer than 10% of the shares of Series D Preferred Stock issued on the Series D Preferred Stock Issue Date remain outstanding, the Corporation shall have the right, at its sole option and election, to redeem all of the outstanding shares of Series D Preferred Stock, on not less than 30 days' notice of the date of redemption (any such redemption date pursuant to this Section
6(b) being referred to herein as an "Optional Redemption Date") at a redemption price per share equal to the Liquidation Preference per share plus an amount in cash equal to the product of (x) 15% of the then current Liquidation Preference, multiplied by (y) a fraction, the numerator of which is the actual number of days from (and including) the most recent Dividend Payment Date to (but excluding) the Optional Redemption Date, and the denominator of which is 365
(the "Optional Redemption Price"), but only to the extent that (A) funds are legally available therefor, (B) such redemption would not cause a default or event of default under any documents governing the Corporation's outstanding indebtedness or lines of credit, and (C) the Corporation redeems all outstanding shares of the other series of Parity Stock to the extent permitted to do so in accordance with the terms thereof.
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                                                                              18

               (c) Redemption Notice. At least 30 days and not more than 60 days before a Redemption Date, the Corporation shall mail a notice of Redemption (the "Redemption Notice") by first class mail, postage prepaid, to each holder of record on the record date fixed for such redemption at such holder's address as it appears on the stock register of the Corporation; provided, however, that neither the failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series D Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall be mailed by the Corporation to the holders of the shares of Series D Preferred Stock (and in the case of a Demand Redemption, such Redemption Notice shall be mailed not later than 10 days after receipt by the Corporation of a Redemption Demand) and shall state:

                    (i) that the Corporation is redeeming shares of Series D Preferred Stock in response to a Redemption Demand or in connection with an Optional Redemption, as the case may be;

                    (ii)  the Redemption Price;

                    (iii) in the case of a Demand Redemption, whether funds are legally available to redeem all or less than all of the outstanding shares of the Series D Preferred Stock and the total number of shares of the Series D Preferred Stock being redeemed;

                    (iv) if, in the case of a Demand Redemption, less than all of the shares of Series D Preferred Stock held by such holder are to be redeemed, the number of shares of Series D Preferred Stock held by such holder, as of the appropriate record date, that the Corporation intends to redeem;

                    (v)  the Redemption Date;

                    (vi) that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Series D Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his or her certificate or certificates representing the shares of Series D Preferred Stock to be redeemed; and

                    (vii) that dividends on the shares of the Series D Preferred Stock to be redeemed shall cease to accrue and increase on such Optional Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price.

               (d) Pro-Rata Redemption. In the event of a redemption pursuant to Section 6(a) of less than all of the then outstanding shares of Parity Stock, the Corporation shall effect such redemption pro rata according to the number of shares held by each holder of Parity Stock.

               (e) Surrender of Shares; Payment. Each holder of Series D Preferred Stock shall surrender the certificate or certificates representing such shares of Series D Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date or the Optional Redemption Date the full Redemption Price or Optional Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued by the Corporation representing the unredeemed shares.

               (f) Effect on Redeemed Shares. Unless the Corporation defaults in the payment in full of the Redemption Price or the Optional Redemption Price, dividends on the Series D Preferred Stock called for redemption shall cease to accumulate and increase on the Redemption Date or Optional Redemption Date, as the case may be, and the holders of such redeemed shares shall cease to have any further rights with respect thereto on the Redemption Date or Optional Redemption Date, other than the right to receive the Redemption Price or Optional Redemption Price, as the case may be.

          7.  Voting Rights.

               (a) The holders of Series D Preferred Stock, except as otherwise required under Delaware law or as set forth in Sections 7(b) and (c) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

               (b) So long as the Series D Preferred Stock is outstanding, each share of Series D Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Series D Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series D Preferred Stock into shares of Common Stock on the record date for determining the stockholders of the Corporation eligible to vote on any such matters. The foregoing notwithstanding, if the acquisition by any holder of shares of Series D Preferred Stock would require such holder and/or the Corporation to comply with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR

Act"), then the shares of Series D Preferred Stock acquired by such holder shall not entitle the holder thereof to vote, in person or by proxy, at any special or annual meeting of stockholders, on any matter covered by this Section 7(b), but not with respect to matters covered by Section 7(c), unless and until (i) such holder and the Corporation have complied with the requirements of the HSR Act and (ii) the applicable waiting period under the HSR Act shall have expired or been terminated.

               (c) Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Series D Preferred Stock, voting as a single class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose or by written consent, shall be necessary to authorize, adopt or approve an amendment to this Certificate of Designation or the Certificate of Incorporation of the Corporation that would alter or change the powers, preferences or special rights of the shares of Series D Preferred Stock so as to affect the shares of Series D Preferred Stock adversely.

          8. Reissuance of Series D Preferred Stock. Shares of Series D Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock (other than Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock).

          9. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

          10. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Applicable Price" shall mean the higher of (a) the Current Market Price per share of Common Stock on the applicable record or other relevant date and (b) the then current Conversion Price.

          "Board of Directors" shall have the Board of Directors of the Corporation.

          "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

          "Closing Price" shall mean, with respect to the Common Stock for any day, (a) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such Common Stock is listed or admitted for trading or (b) if the Common Stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the Common Stock, in either case as reported on the Nasdaq Stock Market, Inc. or a similar service if the Nasdaq Stock Market, Inc. is no longer reporting such information.

          "Common Stock" shall have the meaning ascribed to it in Section 2 hereof.

          "Conversion Consideration" shall have the meaning ascribed to it in
Section 5(c)(ii) hereof.

          "Conversion Price" shall have the meaning ascribed to it in Section 5(a).

          "Corporation" shall mean Outboard Marine Corporation, a Delaware corporation.

          "Current Market Price" shall mean, with respect to the Common Stock on any date, the average of the daily Closing Prices per share of Common Stock for the 10 consecutive trading days commencing 15 days before such date. If on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted on the Nasdaq Stock Market, Inc. or a similar service, the Current Market Price for such shares shall be the fair market value of such shares on such date as determined in good faith by the Board of Directors of the Corporation and shall be the value which is agreed upon by 75% of the members thereof, or if 75% of the members of the Board of Directors of the Corporation are unable to agree upon the value of such consideration, the value thereof shall be determined by an independent investment bank of a nationally recognized stature that is selected by the holders of 75% of the members of the Board of Directors.

          "Dividend Payment Date" means each of March 31, June 30, September 30 and December 31 of each year.

          "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

          "HSR Act" shall have the meaning ascribed to it in Section 7(b).

          "Initial Dividend Period" means the dividend period commencing on, and including, the Series D Preferred Stock Issue Date and ending on, and excluding, the first Dividend Payment Date to occur thereafter.

          "Initial Liquidation Preference" shall have the meaning ascribed to it in Section 1 hereof.

          "Junior Stock" shall have the meaning ascribed to it in Section 2 hereof.

          "Liquidation Preference" shall have the meaning ascribed to it in
Section 1 hereof.

          "Parity Stock" means any series of preferred stock of the Corporation which may be created subsequent to the Series D Preferred Stock Issue Date and which is designated by the Board of Directors of the Corporation as being "Parity Stock" in respect of the shares of Series D Preferred Stock.

          "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

          "Quarterly Dividend Period" shall mean the quarterly periods commencing on, and including, each Dividend Payment Date and ending on, and excluding, each next Dividend Payment Date occurring immediately thereafter, respectively.

          "Redemption Date" means, with respect to any shares of Series D Preferred Stock, the date on which such shares are to be redeemed by the Corporation pursuant to Section 6 hereof.

          "Redemption Demand" shall have the meaning ascribed to it in Section 6(a)

          "Redemption Notice" shall have the meaning ascribed to it in Section 6(c) hereof.

          "Redemption Price" shall have the meaning ascribed to it in Section 6(a) hereof.

          "Series A Preferred Stock" means the shares of the Corporation's Series A Convertible Preferred Stock, par value $.01 per share, that may from time to time be outstanding.

          "Series B Preferred Stock" means the shares of the Corporation's Series B Convertible Preferred Stock, par value $.01 per share, that may from time to time be outstanding.

          "Series C Preferred Stock" means the shares of the Corporation's Series C Convertible Preferred Stock, par value $.01 per share, that may from time to time be outstanding.

          "Series D Preferred Stock" shall have the meaning ascribed to it in
Section 1 hereof.

          "Series D Preferred Stock Issue Date" means the date on which the Series D Preferred Stock is originally issued by the Corporation.

          IN WITNESS WHEREOF, OUTBOARD MARINE CORPORATION has caused this certificate to be duly executed by its Sr.V.P. Finance and Treasurer this 19th day of July, 2000.

                         OUTBOARD MARINE CORPORATION


                         By: /s/ Eric T. Martinez
                           --------------------------
                           Name: Eric T. Martinez
                           Title: Senior Vice President Finance and Treasurer